Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports Second Quarter 2007 Results
Second Quarter Highlights:
•	Record distributable cash flow of $43.5 million, up 44% over 2Q06

•	Record revenues of $51.1 million, up 25%

•	Net income attributable to limited partners of $18.1 million, down 17% to $0.28 per unit

•	Increases distribution for sixteenth consecutive quarter to $0.465 per unit

•	Lowers distributable cash flow guidance to $135-$150 million for remainder of 2007 due to production delays at three newly acquired operations
HOUSTON, August 6, 2007 – Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today reported record distributable cash flow, a non-GAAP measure, of $43.5 million, up 44% from the $30.2 million reported for the second quarter 2006. Net income attributable to the limited partners decreased to $18.1 million, or $0.28 per unit, for the second quarter of 2007, compared to $21.8 million, or $0.43 per unit, for the second quarter of 2006.
“The performance of the majority of our lessees is at or above forecast and we expect coal prices to continue to improve over the remainder of the year, but our year-end results will be negatively impacted by operational issues associated with properties acquired in two recent transactions,” said Nick Carter, President and Chief Operating Officer. “We expect improvements to occur at these operations over the next year, however, and we remain optimistic about 2008.”
Highlights

	2Q07	1Q07	2Q06
	(in thousands except per ton and per unit)
Coal Production:	13,573	13,510	13,374
Coal Royalty Revenues:	$40,733	$40,973	$36,527
Average coal royalty revenue per ton:	$3.00	$3.03	$2.73
Total revenues:	$51,097	$50,207	$40,982
Net income to limited partners:	$18,145	$17,779	$21,848
Average units outstanding in quarter:	64,886	63,295	50,681
Net income per unit:	$0.28	$0.28	$0.43
Distributable cash flow:	$43,511	$28,343	$30,210

NRP Reports 2nd Quarter 2007 Results
SecondQuarter and Year-to-Date Results
Excluding the properties acquired in the Cline and Dingess-Rum acquisitions, both production and revenues were ahead of NRP’s first half forecast, bolstered by the strong performance of the other assets we acquired during the last year.
Total revenues increased 25% to a record $51.1 million for the second quarter of 2007, compared to $41.0 million reported for the same period last year. Second quarter 2007 coal royalty revenues increased 12% to $40.7 million from $36.5 million last year as the partnership continued to experience increased coal royalty revenues per ton in all regions, with an overall average coal royalty revenue per ton of $3.00. Total production for the partnership in the second quarter was 13.6 million tons compared to 13.4 million tons in 2006.
Total revenues increased 16% over the first six months of 2006 to $101.3 million, while distributable cash flow increased 11% over the same period. Coal royalty revenues increased 8% to $81.7 million, largely the result of improved pricing, as NRP’s total production remained essentially flat over the six month comparative period at approximately 27 million tons.
Aggregate royalties, coal processing fees, and transportation fees, new lines of business for NRP, generated approximately $3.9 million in the second quarter of 2007.
Total expenses increased $9.0 million to $22.0 million in the second quarter. Depreciation, depletion and amortization, a non-cash item, accounted for $5.3 million, or approximately 60% of the increase, primarily as a result of acquisitions during the last year. General and administrative expenses increased by $2.2 million due to accruals under our long term incentive plan and additional staff. Property, franchise and other taxes increased $1.4 million mainly due to taxes on properties acquired since last year, a significant portion of which are offset by reimbursements from our lessees, which are recorded in revenues.
Interest expense increased $3.4 million over second quarter last year to $7.1 million due to additional borrowings associated with acquisitions completed during the last year.
While total revenues for the second quarter increased by $10.1 million, net income attributable to the limited partners decreased $3.7 million to $18.1 million. For the six month period, net income attributable to the limited partners decreased 24% to $35.9 million, or $0.56 per unit. The decreases in net income are mainly due to increases in depreciation, depletion and amortization as well as interest on NRP’s recent acquisitions. In addition, approximately 14.2 million additional units were issued during the time period, and as distributions to all unitholders increase, a larger percentage of the total distributions and net income is allocated to the holders of the incentive distribution rights, including NRP’s general partner.

NRP Reports 2nd Quarter 2007 Results
Discussion of Recently Acquired Properties
The Cline properties we acquired have experienced delays while ramping up to full production. The Gatling operation in Northern Appalachia encountered initial unexpected geologic problems, but as mining has progressed, conditions have improved significantly. In addition, Cline is making operational changes in an effort to achieve the production levels originally anticipated. Those production levels likely will not be reached, however, until sometime in 2008.
At the Williamson operation in Illinois, the mine is currently at full production during the development phase of the longwall, but the delays that occurred in the early mine development will result in the longwall not starting production until early 2008. In addition, because NRP’s royalty is paid when coal is shipped rather than when mined and Cline has been stockpiling coal at the mine as it negotiates sales contracts with utilities, NRP’s revenues from Williamson were lower than expected in the first half. NRP expects to receive significantly higher royalty payments and transportation fees from the Williamson mine in the second half of the year as several contracts were recently finalized.
Similarly, as reported in the first quarter, one of our lessees on the properties acquired from Dingess-Rum encountered difficult operating conditions in its longwall mine and is in the process of changing the mine plan. The change will cause a reduction in production levels and coal royalty revenues in the short term, but NRP anticipates that this mine will return to full operation with the longwall sometime in 2008. The lessee’s surface mines also experienced temporary shut-downs in the second quarter resulting from several factors, including lower shipments, stockpiles at capacity, and the recent judicial decision in West Virginia regarding the permitting of valley fills. Most of the mines have now resumed normal production and are expected to produce for the remainder of 2007.
“We remain confident that these acquisitions will be large positive contributors to revenues when these issues have been resolved,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer. “The reserves that we acquired are economically recoverable and should provide significant distributable cash flow in the future.”
Outlook and Updated Guidance
The Williamson mine is now producing at the development rate forecasted and the longwall will be in production in early 2008, which is 3 months later than originally forecasted. Production at the Gatling operation is increasing, and Cline is making the appropriate adjustments to achieve the projected production rate in 2008. The mine change plans at the Dingess-Rum property will occur over the next year and when completed, NRP projects that production will return to the forecasted levels.
“We believe that the right operational decisions are being made by our lessees and we will continue to closely monitor these mines,” said Nick Carter.

NRP Reports 2nd Quarter 2007 Results
Primarily as a result of the production issues at the Gatling, Williamson and Dingess-Rum properties, offset somewhat by improving prices on other operations, NRP is lowering guidance for the remainder of the year. NRP now anticipates 2007 total revenues to range from $205 million to $224 million, with 2007 distributable cash flow between $135 million and $150 million. A table is attached with further guidance on various financial metrics.
Distributions
On July 18, the partnership announced its sixteenth consecutive increase in its quarterly distribution to $0.465 per unit or $1.86 on an annualized basis, a 2.2% increase over the first quarter 2007 distribution and a 13.4% increase over the second quarter distribution last year. The distribution will be paid on August 14, 2007 to unitholders of record on August 1, 2007.
Capital Structure and Acquisitions
In the second quarter, three events affected the capital structure of the partnership: an acquisition, a two-for-one unit split, and a change in the New York Stock Exchange rules. On April 2, 2007, NRP issued an additional 250,000 units and paid $10.2 million in cash for the Mettiki coal reserve acquisition from Western Pocahontas Properties, a partnership controlled by our chairman, Corbin J. Robertson, Jr. On April 18, the partnership completed a two-for-one split on all outstanding units. Finally, as a result of a change in the New York Stock Exchange listing standards on May 22, 2007, the currently outstanding Class B units automatically converted into common units. NRP currently has 53,537,502 common units and 11,353,634 subordinated units outstanding following all the transactions listed above.
In a separate transaction, NRP paid $8.4 million of a total of $16.2 million for a coal preparation plant located in Eckman, WV that is currently under construction.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.

NRP Reports 2nd Quarter 2007 Results
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2007 outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
07-19                                                                                  -Financial statements follow-

NRP Reports 2nd Quarter 2007 Results
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)
(Unaudited)

	Three months ended		For the six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,353	$2,730	$7,123	$6,038
Central	28,339	24,543	58,586	50,385
Southern	4,989	5,133	9,028	10,617

Total Appalachia	$37,681	$32,406	$74,737	$67,040
Illinois Basin	1,365	1,704	2,479	3,656
Northern Powder River Basin	1,687	2,417	4,490	4,941

Total	$40,733	$36,527	$81,706	$75,637

Coal royalty production (tons):
Appalachia
Northern	1,901	1,482	3,235	3,214
Central	8,855	7,982	18,095	16,176
Southern	1,297	1,436	2,330	2,862

Total Appalachia	12,053	10,900	23,660	22,252
Illinois Basin	659	977	1,161	2,140
Northern Powder River Basin	861	1,497	2,261	2,998

Total	13,573	13,374	27,082	27,390

Average royalty revenue per ton:
Appalachia
Northern	$2.29	$1.84	$2.20	$1.88
Central	3.20	3.07	3.24	3.11
Southern	3.85	3.58	3.87	3.71
Total Appalachia	3.13	2.97	3.16	3.01
Illinois Basin	2.07	1.74	2.14	1.71
Northern Powder River Basin	1.96	1.61	1.99	1.65

Combined average royalty revenue per ton	$3.00	$2.73	$3.02	$2.76

Aggregates:
Royalty revenues	$1,944	—	$3,689	—
Production:	1,531	—	2,872	—
Average base royalty per ton:	$1.27	—	$1.28	—

NRP Reports 2nd Quarter 2007 Results
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three months ended		For the six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$40,733	$36,527	$81,706	$75,637
Aggregate royalties	1,944	—	3,689	—
Coal processing fees	1,112	—	2,030	—
Transportation fees	845		1,306	—
Oil and gas royalties	1,278	928	2,536	2,647
Property taxes	2,645	1,546	4,873	3,295
Minimums recognized as revenue	331	250	785	621
Override royalties	1,023	181	2,041	484
Other	1,186	1,550	2,338	4,826

Total revenues	51,097	40,982	101,304	87,510
Operating costs and expenses:
Depreciation, depletion and amortization	12,527	7,236	24,279	15,089
General and administrative	5,559	3,420	12,193	7,535
Property, franchise and other taxes	3,524	2,099	6,625	4,344
Transportation costs	27	—	70	—
Coal royalty and override payments	382	263	668	954

Total operating costs and expenses	22,019	13,018	43,835	27,922

Income from operations	29,078	27,964	57,469	59,588
Other income (expense)
Interest expense	(7,133)	(3,675)	(14,460)	(7,293)
Interest income	686	755	1,503	1,273

Net income	$22,631	$25,044	$44,512	$53,568

Net income attributable to: (1)
General partner	$3,074	$2,253	$5,893	$4,348

Holders of incentive distribution rights	$1,412	$943	$2,695	$1,764

Limited partners	$18,145	$21,848	$35,924	$47,456

Basic and diluted net income per limited partner unit:
Common	$0.28	$0.43	$0.56	$0.94

Subordinated	$0.28	$0.43	$0.56	$0.94

Class B	$0.28	$—	$0.56	$—

Weighted average number of units outstanding:
Common	52,925	33,651	51,914	33,651

Subordinated	11,354	17,030	11,354	17,030

Class B	607	—	826	—

(1)	Net income is allocated among the limited partners, the general partner and holders of the incentive distribution rights (IDRs) based upon their pro rata share of distributions. The IDRs are allocated 65% to the general partner and the remaining 35% to affiliates of the general partner. The IDRs allocated to the general partner are included in the net income attributable to the general partner.

NRP Reports 2nd Quarter 2007 Results
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three months ended		For the six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$22,631	$25,044	$44,512	$53,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	12,527	7,236	24,279	15,089
Non-cash interest charge	115	91	209	191
Gain from sale of assets	—	(458)	—	(2,634)
Change in operating assets and liabilities:
Accounts receivable	1,273	(103)	(2,799)	(107)
Other assets	336	(25)	557	243
Accounts payable and accrued liabilities	(492)	(57)	(294)	(20)
Accrued interest	3,031	(689)	2,597	1,217
Deferred revenue	4,016	1,040	7,917	408
Accrued incentive plan expenses	2,562	1,139	(633)	1,510
Property, franchise and other taxes payable	(138)	(708)	259	(305)

Net cash provided by operating activities	45,861	32,510	76,604	69,160

Cash flows from investing activities:
Acquisition of land, plant and equipment, coal and other mineral rights	(18,661)	(16,438)	(32,633)	(51,438)
Current payable assumed in business combination	(1,154)	—	—	—
Proceeds from sale of timber assets	—	829	—	4,761
Cash placed in restricted accounts	(72)	—	(6,314)	—

Net cash used in investing activities	(19,887)	(15,609)	(38,947)	(46,677)

Cash flows from financing activities:
Proceeds from loans	18,400	—	255,400	50,000
Deferred financing costs	(179)	—	(1,286)	—
Repayments of loans	(9,350)	(9,350)	(235,542)	(24,350)
Distributions to partners	(36,338)	(22,299)	(70,464)	(43,204)
Contribution by general partner	330	—	2,645	—

Net cash used in financing activities	(27,137)	(31,649)	(49,247)	(17,554)

Net (decrease) or increase in cash and cash equivalents	(1,163)	(14,748)	(11,590)	4,929
Cash and cash equivalents at beginning of period	55,617	67,368	66,044	47,691

Cash and cash equivalents at end of period	$54,454	$52,620	$54,454	$52,620

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$3,979	$4,261	$11,627	$5,861

Non-cash investing activities:
Units issued for assets and liabilities	$7,119	$—	$350,741	$—
Liability assumed in business combination	39	—	1,989	—

NRP Reports 2nd Quarter 2007 Results
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$54,454	$66,044
Restricted cash	6,314	—
Accounts receivable, net of allowance for doubtful accounts	25,607	23,357
Accounts receivable – affiliate	570	21
Other	514	1,411

Total current assets	87,459	90,833
Land	24,522	17,781
Plant and equipment, net	55,245	29,615
Coal and other mineral rights, net	1,015,616	798,135
Intangible assets	111,511	—
Loan financing costs, net	3,300	2,197
Other assets, net	1,032	932

Total assets	$1,298,685	$939,493

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$2,736	$1,041
Accounts payable – affiliate	105	105
Current portion of long-term debt	9,542	9,542
Accrued incentive plan expenses – current portion	4,127	5,418
Property, franchise and other taxes payable	4,589	4,330
Accrued interest	6,443	3,846

Total current liabilities	27,542	24,282
Deferred revenue	28,571	20,654
Asset retirement obligation	39	—
Accrued incentive plan expenses	5,237	4,579
Long-term debt	474,149	454,291
Partners’ capital:
Common units	667,095	338,912
Subordinated units	79,973	83,772
General partner’s interest	16,412	12,138
Holders of incentive distribution rights	392	1,616
Accumulated other comprehensive loss	(725)	(751)

Total partners’ capital	763,147	435,687

Total liabilities and partners’ capital	$1,298,685	$939,493

NRP Reports 2nd Quarter 2007 Results
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities"
To Non-GAAP “Distributable cash flow"
(In thousands)
(Unaudited)

	Three months ended		For the six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Cash flow from operations	$45,861	$32,510	$76,604	$69,160
Less scheduled principal payments	(9,350)	(9,350)	(9,350)	(9,350)
Less reserves for future principal payments	(2,400)	(2,350)	(4,800)	(4,700)
Add reserves used for scheduled principal payments	9,400	9,400	9,400	9,400

Distributable cash flow	$43,511	$30,210	$71,854	$64,510

NRP Reports 2nd Quarter 2007 Results
Natural Resource Partners L.P.
Updated Guidance
August 6, 2007
(dollars and tons in millions except per unit amounts)

	Full Year 2007
		(Range)
Regional Statistics
Coal royalty production (tons)
Northern Appalachia	7.0	—	7.5
Central Appalachia	35.0	—	38.0
Southern Appalachia	4.5	—	5.5

Appalachia	46.5	—	51.0
Illinois Basin	2.5	—	4.0
Northern Powder River Basin	5.0	—	6.0

Total	54.0	—	61.0

Aggregate production (tons)	5.0	—	5.5

Coal royalty revenues
Northern Appalachia	$15.5	—	$17.5
Central Appalachia	113.0	—	117.0
Southern Appalachia	20.0	—	22.0

Appalachia	$148.5	—	$156.5
Illinois Basin	6.5	—	8.5
Northern Powder River Basin	9.0	—	10.0

Total	$164.0	—	$175.0

Revenues
Coal royalty revenues	$164.0	—	175.0
Aggregate revenues	7.0	—	7.5
Coal processing and transportation fees	10.0	—	15.0
Other revenues (1)	24.0	—	26.0

Total Revenues	$205.0	—	$223.5

Expenses
Coal transportation expenses	$0.2	—	$0.6
Depreciation, depletion, and amortization	48.0	—	58.0
General and administrative	20.0	—	23.0
Other expenses (2)	12.0	—	14.0
Total operating expenses	80.2		95.6

Interest expense (net)	$24.0	—	$26.0

Net income	$95.0		$105.0

Net income per unit	$1.20	—	$1.35

Principal payments	$13.4	—	$13.4

Distributable cash flow (3)	$135.0	—	$150.0

NRP Reports 2nd Quarter 2007 Results

(1)	Other revenues consist of minimums recognized as revenue, oil and gas revenues, property taxes, override royalties, wheelage, rentals and timber.

(2)	Other expenses include property, franchise and other taxes as well as coal royalty and override payments.

(3)	Distributable cash flow represents net income plus depreciation, depletion and amortization minus scheduled and reserved for principal payments on NRP senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.
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